EXHIBIT 99.2

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported July1,2006

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IC2E INTERNATIONAL, INC.

(Formally The Madonna Corporation

(Name of Small Business issuer in its charter)

                   COLORADO

                    000-32445               98-0219157

     (State or other jurisdiction of            (Commission File No.)    (IRS Employer

      incorporation or organization)

    Identification No.)

7816 Calla Donna Place, Calgary, AB T2V 2R1

(Address of principal executive offices)

(403) 818-6440

(Registrant’s telephone number)

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Item 5.02  Departure of Directors or Principal Officers; Election of Directors, Appointments of Principal Officers.

On July 1, 2006 Lance R. Larsen, director and Principal Financial Officer of the registrant resigned both as a director and officer.  Coincidently, Steven Kolonopelky, Douglas Morrison, Dr. Michael Giuffre and James Haley were appointed to the Board of Directors to serve until the next annual meeting of stockholders. In a reorganization of the registrant’s Board of Directors Thomas Charlton assumed the titles of; Chairman and Chief Executive Officer, Mr. Kolonopelky was elected, President, Mr. Haley was elected Vice President and Mr. Morrison was elected Chief Financial Officer to replace Mr. Larsen.

Section 8 Other Events.

Item 8.01

On July 1, 2006 the Board of Directors of the registrant passed a resolution changing the name of the company from The Madonna Corporation to IC92E International, Inc. A copy of the minutes of the July 1, 2006 meeting is attached as Exhibit 99.2

The Board of Directors of the registrant voted unanimously in favor of a resolution that authorized the Officers to rescind a previous share dividend of four additional shares for each share held as at the record date.  The share dividend to be issued is changed to one new share for each two held as at the record date of July 1, 2006.

A copy of the Minutes of the August 7, 2006 meeting of the Board of Directors is attached to this report as Exhibit 99.1

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IC2E INTERNATIONAL, INC.

/s/ Douglas Morrison

    Douglas Morrison, Secretary

Date:  August 7, 2006.

EXHIBIT 99.1

AUGUST 7, 2006

MINUTES OF THE BOARD OF DIRECTORS

MINUTES OF THE BOARD OF DIRECTORS

OF THE MADONNA CORPORATION

On August 7, 2006 a meeting of the Board of Directors of the Madonna Corporation, notice being waived, was convened via telephone at 7816 Calla Donna Place, Calgary Alberta.  The following resolution was passed.

RESOLVED: that the President and Secretary instruct the Transfer Agent to rescind a stock dividend of four additional shares for each share held by stockholders of record on July 1, 2006.  The President and Secretary were further instructed to authorize a share dividend of one additional share for each two shares held at the July 1, 2006 record date.

Resolution passed unanimously.

There being no further business the meeting was adjourned.

/s/ Douglas Morrison

     Douglas Morrison, Secretary

.

EXHIIT 99.2

BOARD MINUTES JULY 1, 2006

MINUTES OF THE BOARD OF DIRECTORS

OF THE MADONNA CORPORATION

On July 1, 2006 at 11:00 AM a meeting of the Board of Directors of the Madonna Corporation, notice being waived was convened via telephone at 7816 Calla Donna Place, Calgary Alberta.  The following resolutions were passed.

RESOLVED: that he Board immediately take all steps necessary to change the name of the Company from The Madonna Corporation to IC2E International, Inc. and apply for a new CUSIP number.

Resolution passed unanimously.

RESOLVED: that Steven Kolopelky, Douglas Morrison, James Haley and Dr. Michael Giuffre be appointed to the Board of Directors to serve until the next meeting of stockholders; that the Board reluctantly accept the resignation of Lance R. Larsen as Director, Secretary Treasurer and Chief Financial Officer and that Mr. Morrison be elected to assume the titles and fulfill those functions in Mr. Larsen’s place.  Mr. Charlton assumed the title of Chairman and Chief Executive Officer, Mr. Kolopelky was elected President, Mr. Haley, Vice president

Resolution passed unanimously.

RESOLVED: that the President and Secretary instruct the Transfer Agent to issue a stock dividend of four additional shares for each share held by stockholders of record on July 1, 2006, bringing the issued and outstanding shares to 57,550,000 common shares.  The par value of all shares will remain at $0.001 per share.

Resolution passed unanimously.

There being no further business the meeting was adjourned.

/s/ Douglas Morrison

     Douglas Morrison, Secretary

ACTION BY UNANIMOUS WRITTEN CONSENT

OF THE DIRECTORS

OF THE MADONNA CORPORATION

The undersigned, being all the directors of The Madonna Corporation., a Colorado corporation (the "Company"), without the formality of convening a meeting, do hereby consent to and adopt the following resolutions and instruct the Secretary of the Company to file this instrument with the minutes of the meetings of the Board of Directors (the “Board”).

WHEREAS, IC2E Inc. have provided notice to the Company that it desires to enter into a letter of intent to assume control of The Madonna Corporation through an exchange of shares that would result in Madonna becoming a majority controlled subsidiary of IC2E, Inc in exchange for the exclusive rights in the United States of America to market, sell, service and generally control the proprietary medical software and its applications owned and patented by IC2E

NOW THEREFORE, the following resolutions are hereby adopted:

RESOLVED, that the Board hereby acknowledges a potential conflict of interest between the Officers and Directors of The Madonna Corporation and IC2E, having some common directors and officers.

RESOLVED, that the Board hereby undertakes to take what actions that are necessary to assist in the drafting of a Letter of Intent with IC2E and when in acceptable form, mail such letter to each stockholder for comment and approval or dissent.

RESOLVED, that any and all actions heretofore or hereafter taken by the officers or the directors of the Company within the terms of any of the foregoing resolutions are hereby ratified and confirmed as the act and deed of the Corporation; and be it further

RESOLVED, that each of the officers of the Corporation are hereby authorized and directed to execute and deliver any and all documents and to take such other action as he or she deems necessary, advisable, or appropriate to carry out the purposes and intent, but within the limitations, of the foregoing resolutions; and be it further

RESOLVED, that this consent may be executed by facsimile and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: June_____, 2006

____________________________

s/s ______________________________

Thomas Charlton, President and CEO

     Lance R. Larsen, Secretary